Exhibit 99.1

NAPCO Reports Revenues, Net Income and Adjusted EBITDA* for Q1 of Fiscal 2025

-Net Sales for the Quarter Increase 6% to a Q1 Record $44.0 Million-
-Net Income for the Quarter Increases 7% to a Q1 Record $11.2 Million-

-Adjusted EBITDA* for the Quarter Decreases 4% to $12.3 Million-
-1st Quarter Recurring Service Revenues Increase 22% to $21.1 Million With a Gross Margin of 91%-
-Board Declares Quarterly Dividend of $0.125 per share-

AMITYVILLE, N.Y., Nov. 4, 2024 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a provider of school safety solutions, today announced financial results for its first quarter of fiscal 2025.

Financial Highlights:

●	Net sales for the quarter increased 6% to $44.0 million (the highest Q1 sales in the Company's history).
●	Recurring service revenue ("RSR") for the quarter increased 22% to $21.1 million. RSR had a prospective annual run rate of approximately $85 million based on October 2024 recurring service revenues.
●	Gross margin for RSR increased to 91% for the quarter compared to 90% for the same period last year.
●	Gross margin for equipment revenue was 24% for the quarter ended September 30, 2024, compared to 28% for the same period last year.
●	Net income for the quarter increased 7% to a quarterly record $11.2 million.
●	Earnings per share (diluted) for the quarter increased 7% to $0.30 compared to $0.28 for the same period a year ago.
●	Adjusted EBITDA* for the quarter decreased 4% to $12.3 million compared to $12.9 million, and Adjusted EBITDA per share (diluted)* for the quarter decreased 6% to $0.33 compared to $0.35 for the same period last year, respectively.
●	Cash and cash equivalents, other investments and marketable securities were $102.2 million at September 30, 2024 compared to $97.7 million at June 30, 2024, a 5% increase. The Company had no debt as of September 30, 2024.
●	Cash Provided by Operating Activities for the quarter ended September 30, 2024, was $12.0 million compared to $11.2 million for the same period last year, a 7% increase.
●	The Board declared a quarterly dividend of $0.125 per share, payable on January 3, 2025 to shareholders of record on December 12, 2024.
●	The Board authorized the Company to repurchase up to 1,000,000 shares of its common stock.

Richard Soloway, Chairman and CEO, commented, "Fiscal 2025 began with record revenue and net income for any first quarter in the Company’s history and represents the sixteenth consecutive quarter of record sales for a quarterly reporting period. Our record quarterly net income of $11.2 million represents 25% of sales, and our Adjusted EBITDA was $12.3 million for Q1 and equates to a 28% EBITDA margin. Our cellular (radio) communication device sales increased 93% compared to Q1 last year and represent 70% of our Intrusion and Access Alarm product sales. In addition, radio sales for Q1 increased 23% sequentially and represent the highest level of radio sales since Q3 of fiscal 2023, which was the last quarter positively affected by the Verizon 3G sunset. While robust radio sales do have a negative impact on our overall equipment gross margins, which was 24% for Q1 compared to 28% in last year’s first quarter, strong radio sales ultimately leads to increases in our recurring revenue business. Overall, our equipment revenue decreased 6% for the quarter, which partially was a result of a decrease in our door locking sales, which decreased 8% compared to last year. Locking products represents approximately 60% of our equipment revenues and the decline was primarily attributable to several locking distributors’ efforts to lower their inventory levels. Our RSR increased 22% to $21.1 million and generated a gross margin of 91%, which was an improvement on last year’s RSR margin of 90%. RSR represents 48% of total revenue in Q1 and our overall gross margin improved by over 200 basis points to 55.9% compared to 53.8% last year.”

We continue to see growth in school and classroom security, healthcare, and retail loss-prevention, as well as in multi-dwelling commercial and residential applications and remain confident that such sales will improve throughout fiscal 2025, as we continue to remain focused on further penetrating each of these markets.

Our recent introduction of Prima by NAPCO, a new All-in-One Panel for security, fire, video and connected home with a 15-minute installation, remains a very important focus to the Company.  When initially released approximately one year ago, the Prima line was not complete as certain required peripherals were not yet available. That has changed as the line is now complete, including doorbells, indoor/outdoor cameras, smoke detectors and strobes/sirens. Our goal is for Prima to address an important mass segment of the security market, including residential and small business systems. With built-in Wi-Fi/cellular radio communications, customer alert notifications, and video and smart home subscription options for each installed system, the security dealer, as well as the Company, can add more recurring service revenue generating accounts.

Our balance sheet continues to get stronger, with cash and cash equivalents, other investments and marketable securities increasing to $102.2 million. We have no outstanding debt and the net cash provided by operating activities for the three months ended September 30, 2024 was approximately $12 million in Q1.

Mr. Soloway concluded, "Fiscal 2025 began with more record-breaking sales and profits. As fiscal 2025 progresses, we are very encouraged with the strength of our Starlink radios sales, particularly the Starlink Fire radio, which generates the most profitable recurring revenue and our expectation is that Starlink radio sales will remain strong. While we were disappointed in our overall equipment sales, we anticipate improvement in our locking sales once distributors complete the reduction of their inventory levels, which should lead to improved equipment revenue, improved equipment gross margins and the continuation of our very profitable recurring revenue.  Our strong net income and Adjusted EBITDA*, coupled with the significant cash generated from operations continues to grow our cash position. We are pleased continue our dividend program and will be paying the next quarterly dividend of $0.125 per share on January 3, 2025. As always, we will strive to accomplish our goal of continued financial strength, product innovation, technical superiority, and strong profitability, for the balance of fiscal 2025 and beyond".

Financial Results

Net sales for the quarter increased 6% to $44.0 million (the highest Q1 sales in the Company's history), as compared to $41.7 million for the same period one year ago. Research and development costs for the quarter increased 25% to $3.1 million, or 7% of net sales, as compared to $2.4 million or 6% of net sales for the same period a year ago. Selling, general and administrative expenses for the quarter increased 15% to $9.7 million or 22% of net sales, as compared to $8.4 million, or 20% of net sales for the same period last year.

Operating income for the quarter increased 3% to $11.9 million as compared to $11.6 million for the same period last year. Net income for the quarter increased 7% to a quarterly record of $11.2 million, or $0.30 per diluted share, compared to $10.5 million, or $0.28 per diluted share, for the same period last year and represents 25% of net sales.

Adjusted EBITDA* for the quarter decreased 4% to $12.3 million, or $0.33 per diluted share, as compared to $12.9 million, or $0.35 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 28%.

Balance Sheet Summary

As of September 30, 2024, the Company had $102.2 million in cash and cash equivalents, other investments and marketable securities as compared to $97.7 million as of June 30, 2024. Working capital (defined as current assets less current liabilities) was $146.7 million at September 30, 2024 as compared with working capital of $146.5 million at June 30, 2024. Current ratio (defined as current assets divided by current liabilities) was 6.9:1 at September 30, 2024, and 7.6:1 at June 30, 2024.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, November 4, 2024, in order to participate please go to the Investor Relations section of Company's website at https://investor.napcosecurity.com/events-presentations or the webcast URL use https://app.webinar.net/xlzRnBm4Yva.  Alternatively, interested parties may participate in the call by dialing, in the (US) 1-800-836-8184 or for international callers, 1-646-357-8785. A replay of the webcast will be available on the Investor Relations section of the Company's website.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenues and annual run rate; the strength of our balance sheet; our expectations regarding future results; the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form

10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	September 30, 2024	June 30, 2024

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$85,596	$65,341
Investments - other	10,926	26,980
Marketable securities	5,666	5,398
Accounts receivable, net of allowance for credit losses of $23 and $32 as of September 30, 2024 and June 30, 2024, respectively	28,236	31,898
Inventories	36,395	34,804
Income tax receivable	144	73
Prepaid expenses and other current assets	4,466	4,269
Total Current Assets	171,429	168,763
Inventories - non-current	13,782	15,109
Property, plant and equipment, net	9,287	9,077
Intangible assets, net	3,523	3,602
Deferred income taxes	6,177	5,428
Operating lease - Right-of-use asset	5,410	5,487
Other assets	283	286
TOTAL ASSETS	$209,891	$207,752

CURRENT LIABILITIES
Accounts payable	$5,936	$7,977
Accrued expenses	9,446	10,345
Accrued salaries and wages	4,694	3,907
Dividend payable	4,610	—
Total Current Liabilities	24,686	22,229
Accrued income taxes	1,136	1,122
Operating lease liability	5,460	5,512
TOTAL LIABILITIES	31,282	28,863
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of September 30, 2024 and June 30, 2024; 39,771,035 and 39,768,186 shares issued; and 36,684,068 and 36,874,471 shares outstanding, respectively.	398	398
Additional paid-in capital	24,137	23,712
Retained earnings	180,875	174,300
Less: Treasury Stock, at cost (3,086,967 and 2,893,715 shares as of September 30, 2024 and June 30, 2024, respectively)	(26,801)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	178,609	178,889
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$209,891	$207,752

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,
	2024	2023

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$22,917	$24,391
Service revenues	21,086	17,285
	44,003	41,676
Cost of sales:
Equipment-related expenses	17,510	17,497
Service-related expenses	1,877	1,766
	19,387	19,263

Gross Profit	24,616	22,413

Operating expenses:
Research and development	3,057	2,437
Selling, general, and administrative expenses	9,703	8,421
Total Operating Expenses	12,760	10,858

Operating Income	11,856	11,555

Other income:
Interest and other income (expense), net	1,144	440
Income before Provision for Income Taxes	13,000	11,995
Provision for Income Taxes	1,815	1,517
Net Income	$11,185	$10,478

Income per share:
Basic	$0.30	$0.28
Diluted	$0.30	$0.28

Weighted average number of shares outstanding:
Basic	36,865,000	36,827,000
Diluted	37,180,000	37,076,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months ended September 30,
	2024	2023

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,185	$10,478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	549	537
Interest (income) expense on other investments	(193)	76
Unrealized (gain) loss on marketable securities	(157)	57
(Recovery of) credit losses	(9)	(24)
Change to inventory reserve	(235)	822
Deferred income taxes	(749)	(80)
Stock based compensation expense	371	307
Changes in operating assets and liabilities:
Accounts receivable	3,671	3,172
Inventories	(30)	(6,620)
Prepaid expenses and other current assets	(197)	330
Income tax receivable	(71)	(130)
Other assets	3	17
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(2,113)	2,267
Net Cash Provided by Operating Activities	12,025	11,209
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(680)	(256)
Purchases of marketable securities	(111)	(42)
Purchases of other investments	(46)	(347)
Redemption of other investments	16,293	—
Net Cash Provided by (Used in) Investing Activities	15,456	(645)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	54	—
Cash paid for dividend	—	(2,942)
Cash paid for purchase of treasury shares	(7,280)	—
Net Cash Used in Financing Activities	(7,226)	(2,942)

Net increase in Cash and Cash Equivalents	20,255	7,622
CASH AND CASH EQUIVALENTS - Beginning	65,341	35,955
CASH AND CASH EQUIVALENTS - Ending	$85,596	$43,577
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$8	$—
Income taxes paid	$2,620	$1,703
Non-Cash Investing and Financing Transactions
Cash dividends declared and not paid	$4,610	$—

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)

	3 months ended September 30,
	2024	2023
Net income (GAAP)	$ 11,185	$ 10,478
Add back provision for income taxes	1,815	1,517
Interest and other (income), net	(1,144)	(440)
Operating Income (GAAP)	11,856	11,555
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	79	84
Add back stock-based compensation expense	371	307
Add back non-recurring legal expenses	(441)	456
Adjusted non-GAAP operating income	11,865	12,402
Add back depreciation and other amortization	470	453
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	$ 12,335	$ 12,855

Adjusted EBITDA* per Diluted Share	$ 0.33	$ 0.35
Weighted average number of Diluted Shares outstanding	37,180,000	37,076,000

Contacts:

Francis J. Okoniewski

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

fokoniewski@napcosecurity.com